POTOMAC FUNDS
INVESTOR CLASS
DISTRIBUTION PLAN

SCHEDULE A

The maximum annualized fee rate pursuant to Paragraph 1 of the Potomac Funds Investor Class Distribution Plan shall be as follows:

Portfolios of the Trust	Distribution Fee as a % of Average Daily Net Assets

For each Fund listed below:	Up to 1.00%
Potomac U.S./Short Fund
Potomac OTC Plus Fund
Potomac Dow 30 Plus Fund
Potomac Small Cap Plus Fund
Potomac Small Cap/Short Fund
Potomac U.S. Government Money Market Fund
Potomac ContraBond Fund
Potomac 10 Year Plus Fund
Potomac Dollar Bear Fund
Potomac Short Real Estate Fund
Potomac Commodity Bull Fund

For each Fund listed below:	Up to 0.25%
Potomac Warwick Fund
Evolution Managed Bond Fund
Evolution Managed Equity Fund
PSI Calendar Effects Fund

For each Fund listed below:	Up to 0.40%
Potomac Dynamic HY Bond Fund
Potomac HY Bear Fund

Dated: August 1997, as amended July 1, 2005